StemCells, Inc. Appoints Dr. Alan Trounson to Board of Directors

NEWARK, CA, July 7, 2014 (GLOBE NEWSWIRE) — StemCells, Inc. (Nasdaq: STEM) announced today the appointment of Alan Trounson, Ph.D. to its Board of Directors. Dr. Trounson most recently served as President of The California Institute of Regenerative Medicine (CIRM), the largest scientific funding body for stem cell research in the world.

“We are thrilled to welcome Dr. Trounson to our Board,” said Martin McGlynn, president and CEO of StemCells, Inc. “His diverse background includes groundbreaking academic research in both in-vitro fertilization and stem cell science, and experience as a founder of a number of successful businesses, including the Australian Stem Cell Center. Dr. Trounson has also held several Australian government appointments, including director of the Australian Special Research Council, and has served as a member of the Prime Minister’s Science, Engineering and Innovation council working group. This unique combination of leadership experiences make him a very valuable addition to our board at this transformational time for our Company.”

“I am excited to join StemCells, Inc. at this juncture in its clinical development program,” said Dr. Alan Trounson. “StemCells, Inc. has pioneered the discovery and development of human neural stem cells as therapeutic agents and recent interim results from both the dry age-related macular degeneration and spinal cord injury studies strongly support the Company’s plans to initiate Phase II proof-of-concept studies later this year. These promising clinical results also provide evidence of the potential of their HuCNS-SC® cellular platform to address disorders of the central nervous system that have defied historical therapeutic approaches. I look forward to helping the company achieve the incredible potential that exists in their research and product pipeline.”

Dr. Trounson has been the recipient of over 30 awards and distinctions for his scientific work, including pioneering work in the fields of in-vitro fertilization and stem cells. As part of his academic research, Dr. Trounson pioneered a new stem cell biology approach for the treatment of a broad range of diseases and injuries, which was awarded the first ever Australian Center of Excellence in Biotechnology grant worth $110 million dollars. Dr. Trounson’s previous academic positions include Scientific Director of Monash IVF Pty Ltd., Personal Chair in Stem Cell Science and Director of the Monash Immunology and Stem Cell Laboratories, Deputy Director/Director of the Monash Institute of Reproduction and Development, Director of the Centre of Early Human Development, Facility of Medicine, and Personal Chair of Obstetrics and Gynaecology-Pediatrics at Monash University in Melbourne, Australia. He has founded a number of companies including Infertility Medical Center Pty Ltd./Monash IVF Pty Ltd., IVF Australia Corp/IntegraMed Corp (US), Sydney IVF Pty Ltd./Genea Pty Ltd., Maccine Pte Ltd and the Australian Stem Cell Center Ltd. He established two foundations, the Low Cost IVF Foundation for the treatment of infertile women in Africa and for the treatment of patients with HIV, to avoid vertical transmission to children and the Friends of Low Cost IVF (US). He is returning to Melbourne to continue to support international biotechnology in regenerative medicine.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company conducted a Phase I/II clinical trial in chronic spinal cord injury in Switzerland, Canada and the United States, and has reported positive interim data for the first nine patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) in the United States. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding whether the improvements in sensory function seen in the Company’s Phase I/II clinical study of spinal cord injury will persist and whether they will prove to be clinically meaningful; the prospect for initiating a Phase II clinical study in cervical spinal cord injury; the prospect for evaluating trial patients for changes in their sensation, motor function and bowel/bladder function; the potential of the Company’s HuCNS-SC cells to treat spinal cord injury and other central nervous system disorders; and the future business operations of the Company, including its ability to conduct clinical trials as well as its other research and product development efforts. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainty as to whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in spinal cord injury or in future clinical trials of proposed therapies for other diseases or conditions; uncertainties regarding the Company’s ability to recruit the patients required to conduct its clinical trials or to obtain meaningful results; uncertainties regarding the Company’s ability to manufacture viable cells sufficient to enroll the patients planned for the Company’s Phase II studies; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT: Greg Schiffman

StemCells, Inc.

Chief Financial Officer

(510) 456-4128

Andrea Flynn

Russo Partners

(646) 942-5631